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                                                               EXHIBIT 8(d)(vii)

                         FUND PARTICIPATION AGREEMENT

Security Life of Denver ("Insurance Company"), Van Eck Investment Trust ("Trust") and the Trust's investment adviser, Van Eck Associates Corporation ("Advisee") hereby agree that shares of the series of the Trust as listed on Exhibit A, as it may, from time to time, be amended ("Portfolios"), shall be Made available to serve as an underlying investment medium for Individual Deferred Variable Life Contracts and Variable Annuity Contracts ("Contracts") to be offered by Insurance Company subject to the following provisions:

1. Insurance Company represents that it has established separate Accounts Al and LI (each such account hereinafter, a "Variable Account"), a separate account under Colorado law, and has registered it as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") to serve as an investment vehicle for the Contracts. The Contracts provide for the allocation of net amounts received by Insurance Company to separate series of the Variable Account for investment in the shares of specified investment companies selected among those companies available through the Variable Account to act as underlying investment media. Selection of a particular investment company is made by the Contract owner who may change such selection from time to time in accordance with the terms of the applicable Contract.

2. Insurance Company agrees to make every reasonable effort to market its Contracts. It will use its best efforts to give equal emphasis and promotion to shares of the Trust as is given to other underlying investments of the Variable Account. In marketing its Contracts, Insurance Company will comply with all applicable state or Federal laws.

3. The Trust or the Adviser will provide closing net asset value, dividend and capital gain information to Insurance Company each business day by 6:15 p.m. New York time. Insurance Company will use this data to calculate unit values, which will in turn be used to process that same business day's Variable Account unit value. The Variable Account processing will be done the same evening, and orders will be placed by 9:30 a.m. New York time on the morning of the following business day. Orders will be sent by the Insurance Company directly to the Trust or its specified agent, and payment for purchases will be wired to a custodial account designated by the Trust or the Adviser on the same day that the purchase order is executed by the Trust. The Trust will execute the orders at the net asset value as determined as of the close of trading on the prior day. Dividends and capital gains distributions shall be reinvested in additional shares at the ex-date net asset value.

4. If Insurance Company's order requests a net redemption resulting in a payment of redemption proceeds to Insurance Company, Trust shall wire the redemption proceeds to Insurance Company by the next business day, unless doing so would require Trust to dispose of portfolio securities or otherwise incur additional costs, but in such event, proceeds shall be wired to Insurance Company within seven days and Trust shall notify the person designated in writing by Insurance Company as the recipient for such notice of such delay by 3:00 p.m. New York time the same business day that Insurance Company transmits the redemption order to Trust. If Insurance Company's order requests the application of redemption proceeds from the redemption of shares to the purchase of shares of another fund managed or distributed by
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   Adviser, Trust shall so apply such proceeds the following business day that
   Insurance Company transmits such order to Trust.

5. Trust will bear the printing costs (or duplicating costs with respect to the statement of additional information) and incremental mailing Costs associated with the delivery of the following Trust (or individual portfolio) documents, and any supplements thereto, to existing variable contract owners of Insurance Company.

    (a) prospectuses and statements of additional information;

    (b) annual and semi-annual reports; and

    (c) proxy materials.

   For purposes of this Section, incremental mailing costs shall mean (1) all costs attributable to any mailing that includes only the document or documents listed in the preceding sentence and (ii) where the document or documents listed in the preceding sentence are mailed with other materials, any cost in excess of what Insurance Company would have otherwise paid to mail periodic confirmation statements or similar documents.

   Insurance Company will submit any bills for printing, duplicating and/or mailing costs, relating to the Trust documents described above, to Trust for reimbursement by Trust, which reimbursement shall not exceed the Trust's cost of production of such materials. Insurance Company shall monitor such costs and shall use its best efforts to control these costs. Insurance Company will provide Trust on a semi-annual basis, or more frequently as reasonably requested by Trust, with a current tabulation of the number of existing variable contract owners of Insurance Company whose variable contract values are invested in Trust. This tabulation will be sent to Trust in the form of a letter signed by a duly authorized officer of Insurance Company attesting to the accuracy of the information contained in the letter. If requested by Insurance Company, the Trust shall provide such documentation (including a final copy of the Trust prospectus as set in type or in camera-ready copy) and other assistance as is reasonably necessary in order for Insurance Company to print together in one document the current prospectus for the variable contracts issued by Insurance Company and the current prospectus for the Trust.

   Trust will provide, at its expense, Insurance Company with the following Trust (or individual Portfolio) documents, and any supplements thereto, with respect to prospective variable contract owners of Insurance Company.

    (d) camera ready copy of the current prospectus for printing by the Insurance Company;

    (e) a copy of the statement of additional information suitable for duplication;

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    (f)  camera ready copy of proxy material suitable for printing; and

    (g) camera ready copy of the annual and semi-annual reports for printing by the Insurance Company.

6. Insurance Company and its agents shall make no representations concerning the Trust or Trust shares except those contained in the then current prospectuses of the Trust and in current printed sales literature of the Trust.

7. Administrative services to Contract owners shall be the responsibility of Insurance Company, and shall not be the responsibility of the Trust or the Adviser. The Trust and Adviser recognize that Insurance Company shall be the sole shareholder of Trust shares issued pursuant to the Contracts. Such arrangement will result in multiple share orders.

8. The Trust shall comply with Sections 817(h) and 851 of the Internal Revenue Code of 1986, if applicable, and the regulations thereunder, and the applicable provisions of the 1940 Act relating to the diversification requirements for variable annuity, endowment, and life insurance contracts. Upon request, the Trust shall provide Insurance Company with a letter from the appropriate Trust officer certifying the Trust's compliance with the diversification requirements and qualification as a regulated investment company.

9. Insurance Company agrees to inform the Board of Trustees of the Trust of the existence of, or any potential for, any material irreconcilable conflict of interest between the interests of the Contract owners of the Variable Account investing in the Trust and/or any other separate account of any other insurance company investing in the Trust.

   A material irreconcilable conflict may arise for a variety of reasons, including:

    (a)  an action by any state insurance or other regulatory authority;

    (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax or securities regulatory authorities;

    (c)  an administrative or judicial decision in any relevant proceeding;

    (d)  the manner in which the investments of any Portfolio are being managed;

    (e) a difference in voting instructions given by Contract owners and variable annuity insurance contract owners or by variable annuity or life insurance contract owners of different life insurance companies utilizing the Trust; or

    (f) a decision by Insurance Company to disregard the voting instructions of contract owners.

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    Insurance Company will be responsible for assisting the Board of Trustees of the Trust in carrying out its responsibilities by providing the Board with all information reasonably necessary for the Board to consider any issue raised, including information as to a decision by Insurance Company to disregard voting instructions of Contract owners.

    It is agreed that if it is determined by a majority of the members of the Board of Trustees of the Trust or a majority of its disinterested Trustees that a material irreconcilable conflict exists affecting Insurance Company, Insurance Company shall, at its own expense, take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps may include, but are not limited to,

     (a) withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the Trust or submitting the questions of whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any particular group (i.e., annuity Contract owners, life insurance Contract owners or qualified Contract owners) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change;

     (b) establishing a new registered management investment company or managed separate account.

    If a material irreconcilable conflict arises because of Insurance Company's decision to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, Insurance Company may be required, at the Trusts election, to withdraw the Variable Account's investment in the Trust. No charge or penalty will be imposed against the Variable Account as a result of such withdrawal. Insurance Company agrees that any remedial action taken by it in resolving any material conflicts of interest will be carried out with a view only to the interests of Contract owners.

    For purposes hereof, a majority of the disinterested members of the Board of Trustees of the Trust shall determine whether any proposed action adequately remedies any material irreconcilable conflict. In no event will the Trust be required to establish a new funding medium for any Contracts. Insurance Company shall not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of affected Contract owners.

    The Trust will undertake to promptly make known to Insurance Company the Board of Trustees' determination of the existence of a material irreconcilable conflict and its implications.

10. This Agreement shall terminate as to the sale and issuance of new Contracts:

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     (a)  at the option of Insurance Company, the Adviser or the Trust upon six months' advance written notice to the other parties;

     (b) at the option of Insurance Company, if Trust shares are not available for any reason to meet the requirements of Contracts as determined by Insurance Company. Reasonable advance notice of election to terminate shall be furnished by Insurance Company;

     (c) at the option of Insurance Company, the Adviser or the Trust, upon institution of formal proceedings against the Broker-Dealer or Broker-Dealers marketing the Contracts, the Variable Account, Insurance Company or the Trust by the National Association of Securities Dealers ("NASD"), the SEC or any other regulatory body;

     (d) upon a decision by Insurance Company, in accordance with regulations of the SEC, to substitute such Trust shares with the shares of another investment company for Contracts for which the Trust shares have been selected to serve as the underlying investment medium. Insurance Company will give 60 days' written notice to the Trust and the Adviser of any proposed vote to replace Trust shares;

     (e) upon assignment of this Agreement unless made with the written consent of each other party;

     (f) in the event Trust shares are not registered, issued or sold in conformance with Federal or State law or such law precludes the use of Trust shares as an underlying investment medium of Contracts issued or to be issued by Insurance Company. Prompt notice shall be given by either party to the other in the event the conditions of this provision occur.

11. Notwithstanding any termination of this Agreement pursuant to this Agreement, at the election of Insurance Company, Trust shall continue to make available additional Trust shares, as provided below, pursuant to the terms and conditions of this Agreement, for all Variable contracts in effect on the effective date of termination of this agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in Trust, redeem investments in Trust and/or invest in Trust upon the payment of additional premiums under the Existing Contracts unless proscribed by Federal or State law.

12. Each notice required by this Agreement shall be given by wire and confirmed in writing to:

              Security Life of Denver
              1290 Broadway
              Denver, Colorado 80203
              Attn:  Bonnie Dailey, Esq.

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              Van Eck Investment Trust
              122 East 42nd Street
              New York, New York 10168
              Attn:  President, with a copy to the Secretary

              Van Eck Associates Corporation
              122 East 42nd Street
              New York, New York 10168
              Attn:  President, with a copy to the General Counsel

13. Advertising and sales literature with respect to the Trust prepared by Insurance Company or its agents for use in marketing its Contracts will be submitted to the Trust for review before such material is submitted to the SEC or NASD for review.

14. Insurance Company will distribute all proxy material furnished by the Trust and will vote Trust shares in accordance with instructions received from the Contract owners of such Trust shares. Insurance Company shall vote the Trust shares for which no instructions have been received in the same proportion as Trust shares for which said instructions have been received from Contract owners. Insurance Company and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Trust shares held for such Contract owners.

15. (a) Insurance Company agrees to indemnify and hold harmless the Trust, the Adviser, and each of its trustees, directors, officers, employees, agents and each person, if any, who controls the Trust within the meaning of the Securities Act of 1933 (the "Act") (the Trust and such persons collectively, "Trust Indemnified Person") against any losses, claims, damages or liabilities to which a Trust Indemnified Person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the Registration Statement or prospectus of the Trust or in the Registration Statement or prospectus for the Variable Account, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectus and Trust prepared sales literature of the Trust) of Insurance Company or its agents with respect to the sale and distribution of contracts for which Trust shares are an underlying investment or arise out of a material breach of this Agreement by insurance Company or its agents; and Insurance Company will reimburse any legal or other expenses reasonably incurred by a Trust Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

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     (b)  The Trust agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the Act (insurance Company and such persons collectively, "Insurance Company Indemnified Person") against any losses, claims, damages or liabilities to which an Insurance Company Indemnified Person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or Trust-prepared sales literature of the Trust, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based upon the Trust's failure to comply with the diversification requirements of the Investment Company Act of 1940 and of Section 817 (h) of the Internal Revenue Code of 1986, as amended (the "Code"), and to maintain the Fund as a Regulated Investment Company under the Code, or arise out of a material breach of this Agreement by the Trust or its agents and the Trust will reimburse any legal or other expenses reasonably incurred by an Insurance Company Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Trust will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written information furnished to the Trust by Insurance Company specifically for use therein or in Insurance Company-prepared sales literature. This indemnity agreement will be in addition to any liability which the Trust may otherwise have.

     (c) The Adviser agrees to indemnify and hold harmless each Insurance Company Indemnified Person against any losses, claims, damages or liabilities to which an Insurance Company Indemnified Person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or Adviser-prepared sales literature of the Trust, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based upon the Adviser's failure to comply with the diversification requirements of the Investment Company Act of 1940 and of Section 817(h) of the Code as amended, and to maintain the Fund as a Regulated Investment Company under the Code, or arise out of a material breach of this Agreement by the Adviser or its agents and the Adviser will reimburse any legal or other expenses reasonably incurred by each Insurance Company Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Adviser will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written information furnished to the Adviser by Insurance Company specifically for use therein or Insurance Company-prepared sales literature. This

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          indemnity agreement will be in addition to any liability which the
          Adviser may otherwise have.

     (d) The Trust and the Adviser shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay directly due to the Trust's or Adviser's (or their designated agent's) (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; or (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate. Any gain to Insurance Company attributable to the Trust's, or Adviser's (or their designated agent's) incorrect calculation or reporting of the daily net asset value shall be immediately returned to the Trust, to the extent reasonably practicable unless such gain has been paid to the Contract owner and the owner is no longer invested in the Separate Account.

     (e) Promptly after receipt by an indemnified party under this paragraph of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this, paragraph. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this paragraph of indemnified party's election to assume the defense thereof, the indemnified party will bear the fees and expenses of any additional counsel retained by it and the indemnifying party will not be liable to the indemnified party under this paragraph for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     (f) Nothing herein shall entitle an indemnified party to special, consequential or exemplary damages or damages of like kind or nature and with respect to section 15(d) hereof all liability, loss and damages shall be limited to the amount required to correct the value of the account as if there had been no incorrect calculation or reporting or untimely reporting of net asset value, dividend rate or capital gain distribution rate.

     (g)  No indemnifying party shall be liable under Sections 15(a), (b), or
          (c) of this Agreement where such liability arises from the willful misfeasance, bad faith, or gross negligence of the indemnified party in the performance of such indemnified party's duties or by reason of such indemnified party's reckless disregard of obligations or duties under this Agreement.

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16.  If, in the course of future marketing of the Contracts, Insurance Company or its agents shall request the continued assistance of the Trust's sales personnel, compensation (which will be negotiated by the Trust and Insurance Company) shall be paid by Insurance Company to the Trust.

17. Each party hereto agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations Insurance Company are being conducted in a manner consistent with the California Insurance Regulations and any other applicable law or regulations. Insurance Company agrees to inform the Trust and Adviser of any applicable law or regulation of the State of California or any other State. Trust agrees that Insurance Company shall have the right to inspect, audit and copy all records pertaining to the performance of services under this Agreement pursuant to the requirements of the California Insurance Department. However, Trust and Adviser shall own and control all the pertinent records pertaining to their performance of services under this Agreement.

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                            SECURITY LIFE OF DENVER


         August 31, 1994                        By  /s/ Steve Largent

Date


                           VAN ECK INVESTMENT TRUST


         August 31, 1994                        By  /s/ Thaddeus Laszczynski

Date


                        VAN ECK ASSOCIATES CORPORATION


         August 31, 1994                        By  /s/ Thaddeus Laszczynski

Date

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                                   EXHIBIT A


FUND

Gold and Natural Resources Fund
World Wide Balanced Fund